Exhibit 6.6

INDEPENDENT CONTRACTOR AGREEMENT

This agreement made this 1st day of February 1, 2020 between Clickstream Corp. (“Company”), and Michael Handelman (“CONTRACTOR”). The parties agree as follows:

TERM OF AGREEMENT

This agreement will become effective February 1, 2020 and will continue in effect until either party notifies the other of agreement termination.

INDEPENDENT CONTRACTOR STATUS

It is the express intention of the parties that CONTRACTOR is an independent contractor and not an CONTRACTOR, agent, joint venture or partner of COMPANY. Nothing in this shall be interpreted or construed as creating or establishing the relationship of employer and CONTRACTOR between COMPANY and CONTRACTOR or any CONTRACTOR or agent of CONTRACTOR. Both parties acknowledge that CONTRACTOR is not a CONTRACTOR for state or federal tax purposes. CONTRACTOR shall retain the right to perform services for others during the term of this Agreement.

SERVICES TO BE PERFORMED BY CONTRACTOR

During the term of this Agreement, CONTRACTOR agrees to provide interim services as Chief Financial Officer as required for the Company. CONTRACTOR agrees to exclusively work for the Company as Chief Financial Officer for the designated services chosen solely by the Company (“Services”). The Services shall be designated, by the COMPANY upon the execution of this Agreement, and may be altered by the COMPANY, at any time, upon notification by the COMPANY to the CONTRACTOR Further, the CONTRACTOR agrees to devote his best efforts and his full time and attention to the performance of the aforementioned Services that are customary to such position and as to such other Services as may be reasonably requested by the Company. Additionally, the CONTRACTOR agrees that he will perform all of his Services in accordance with all the policies, procedures and directions promulgated by the Company and that are in accordance with all of the relevant State and Federal laws, regulations and guidelines

COMPENSATION

In consideration of the services to be performed by CONTRACTOR under this Agreement, CONTRACTOR will receive each month $2,500.00.

CONTRACTOR agrees to take full responsibility for all applicable tax obligations, and agrees to indemnify COMPANY for any tax liability it may incur by virtue of any payments made by COMPANY to CONTRACTOR pursuant to this Agreement.

OBLIGATIONS OF CONTRACTOR

CONTRACTOR agrees to provide for CONTRACTOR’S own medical, dental, and vision expenses, including payment of any health insurance premiums, and agrees to hold harmless and indemnify COMPANY for any and all claims arising out of any injury or disability.

CONTRACTOR shall be solely responsible for providing worker’s compensation insurance for the CONTRACTOR, CONTRACTOR’S agents, CONTRACTORs or assistants, and agrees to hold harmless and indemnify COMPANY for any and all claims arising out of any injury, disability or death of CONTRACTOR or any of CONTRACTOR’S agents, CONTRACTORs or assistants.

Neither this nor any duties nor obligations under this may be assigned by CONTRACTOR without prior written consent of COMPANY.

CONTRACTOR expressly acknowledges that during the term of this Agreement, CONTRACTOR is not a CONTRACTOR of COMPANY and is not entitled to any of the benefits available to COMPANY’S CONTRACTORS.

In the event of the termination of this for any reason, CONTRACTOR agrees to return immediately to COMPANY, at CONTRACTOR ’ S expense, all materials which have been supplied to CONTRACTOR. When all such materials have been received by COMPANY, CONTRACTOR shall be entitled to the return of CONTRACTOR’S security deposit (in the amount fixed from time-to-time by agreement between COMPANY and CONTRACTOR).

CONFIDENTIAL INFORMATION

As a result of CONTRACTOR’S independent contractor relationship with the COMPANY, CONTRACTOR will have access to “confidential information” about the COMPANY and its business, subsidiaries’ and affiliates. CONTRACTOR agrees that CONTRACTOR will not at any time utilize for personal benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any confidential information concerning the COMPANY and its business, subsidiaries and affiliates, which was disclosed to or Acquired by CONTRACTOR at any time during CONTRACTOR’S relationship with COMPANY, except upon direct written authority of the CEO.

CONTRACTOR specifically agrees that all confidential information or knowledge concerning matters affecting or relating to COMPANY’S business obtained by CONTRACTOR is deemed by the parties to this to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of the COMPANY’S business and its goodwill.

“Confidential information” means information which includes, but is not limited to, the names, buying habits or practices of any of the COMPANY’S customers; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices COMPANY obtains or has obtained or at which it sells or has sold its products or services; lists or other written records used in COMPANY’S business; sales techniques; contracts and licenses; business systems; computer programs; or any other confidential information of, about, or concerning the business of COMPANY, its manner of operation, or other confidential data of any kind.

CONTRACTOR expressly covenants and agrees: (a) CONTRACTOR will not use any such confidential information, membership lists, records, or systems except in furtherance of COMPANY’S interests; (b) CONTRACTOR will not deliver or otherwise make known any of such information, lists, records, or systems to anyone, or use the same to the detriment of COMPANY’S interests, during the term of this or after the termination thereof; and (c) CONTRACTOR will not copy, duplicate or reproduce any COMPANY materials which have been supplied to CONTRACTOR, or permit any other person to do so, during the term of this or thereafter.

Notwithstanding any other provision of this Agreement, this may not be terminated by either party except in good faith and for good cause shown.

Should COMPANY default in the performance of this Agreement, or materially breach any of its provisions, CONTRACTOR, at CONTRACTOR’S option, may terminate this by giving written notice to COMPANY.

GENERAL PROVISIONS

Entire Agreement. Except as provided expressly herein, this represents the entire agreement between both parties, and no changes, alterations or deviation shall be recognized as valid unless such changes, alterations or deviations have been embodied in a new and superseding document signed by both parties. Each party to this acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to the relationship between the parties have been made by any party, or anyone acting on behalf or any party, which are not embodied herein and that no other agreement, statement or promise regarding performance of services not contained in this shall be valid or binding.

Partial Invalidity. If any provision of this is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Contract. This shall be governed by and construed in accordance with the laws of the State of California.

Clickstream Corp

CONTRACTOR:

Michael Handelman